Exhibit 10.16

[Director name]

[Address]

[Date]

Re: ads-tec Energy plc (the “Company”)

Dear [ ● ],

I am pleased to confirm that following the recommendation of the nominating committee, the board of directors of the Company (the “Board”) has approved your appointment as an independent non-executive director of the Company subject to you confirming that you accept the terms and conditions set out in this letter. This letter sets out the main terms of your appointment.

It is agreed that, on acceptance of this offer, this letter will constitute a contract for services and not a contract of employment.

1.	APPOINTMENT

1.1	You will be a “Class [ ● ] Director”. Subject to the remaining provisions of this letter, your appointment is for an initial term commencing on the date of this letter and terminating on the conclusion of the Company’s [ ● ] Annual General Meeting (“AGM”), unless terminated earlier by either party by giving the other party prior written notice or by an ordinary resolution of the shareholders of the Company.

1.2	Your appointment is subject to the constitution of the Company as is currently in effect and as may be modified or amended from time to time (the “Constitution”). Nothing in this letter will be taken to exclude or vary the terms of the Constitution as it applies to you as a director of the Company. Your continued appointment as non-executive director is subject to election by the Company’s shareholders at the [ ● ] AGM and to re-election at any subsequent AGM at which either the Constitution requires, or the Board resolves, that you stand for re-election.

If the shareholders do not re-elect you as a director, or you otherwise cease to be a director in accordance with the Constitution, your appointment will terminate automatically, with immediate effect and without compensation thereafter.

1.3	Continuation of your service as a director is also contingent on satisfactory performance, as determined by the nominating committee of the Board, and any relevant statutory provisions relating to the removal of a director.

1.4	The nominating committee of the Board may nominate you to serve for successive term(s), in its discretion and subject to your agreement and your re-election at the AGM in accordance with the Constitution. Notwithstanding any mutual expectation, you have no right to re-nomination by the Board, either annually or after any three-year period.

1.5	You may be appointed to serve on one or more committees of the Board. You have been appointed to, and have agreed to serve on, the [ ● ] committee during your initial term of service. The [ ● ] committee charter is included as Exhibit A hereto.

1.6	The Company’s Code of Ethics is included as Exhibit B hereto. You agree to comply with the Code of Ethics, as may be amended from time to time.

1.7	Notwithstanding paragraphs 1.1–1.6, we may terminate your appointment with immediate effect if you:

(a)	commit a material breach of your obligations under this letter;

(b)	commit any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your duties to the Company, whether statutory, fiduciary or common law);

(c)	are guilty of any fraud or dishonesty or have acted in a manner which, in the opinion of the Company acting reasonably, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company;

(d)	are convicted of any arrestable criminal offence other than an offence under road traffic legislation anywhere in the world for which a fine or non-custodial penalty is imposed;

(e)	are restricted or disqualified from acting as a director of any company;

(f)	in the opinion of the majority of the Board, become incapable by reason of mental disorder of discharging your duties as a director;

(g)	have been absent for more than six consecutive months without permission of the Board from meetings of the directors held during that period and your alternate director (if any) will not have attended any such meeting in your place during such period and all of your co-directors pass a resolution that by reason of such absence you have vacated your office;

(h)	are required in writing (whether in electronic form or otherwise) by all your co-directors to resign; or

(i)	have not complied with the Company’s anti-corruption and bribery policy and procedures or any applicable bribery or corruption legislation.

1.8	On termination of your appointment, you will at the request of the Company resign from your office as a director of the Company.

1.9	Your status during your term of service as a director will be that of an independent contractor and not an employee of the Company.

2.	TIME COMMITMENT

2.1	You will be expected to spend a sufficient amount of time as may be necessary for the Board to address matters relating to the Company’s investment policy and the use of funds raised by the Company from time to time and to attend any meetings of the Board as may be called from time to time. You will be expected to devote such time as is necessary for the proper performance of your duties and you should be prepared to attend quarterly Board meetings (at which directors will be asked to approve the filing with the Securities and Exchange Commission (the “SEC”) of annual and interim financial statements and the Company’s annual report on Form 20-F) as well as another Board meeting called for the purposes of reviewing and approving the Company’s budget for the subsequent year.

2.2	Meetings may involve you in some overseas travel, the expenses of which will be reimbursed by the Company in accordance with normal payroll practices. In addition, you will be required to consider all relevant papers before each meeting. Unless urgent and unavoidable circumstances prevent you from doing so, it is expected that you will attend the meetings outlined above.

2.3	The nature of the role makes it impossible to be specific about the maximum time commitment, and there is always the possibility of additional time commitment in respect of preparation time and ad hoc matters which may arise from time to time, and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.

2.4	The time commitment will increase should you become a committee member or chair, or if you are given additional responsibilities.

2.5	By accepting this appointment you undertake that, taking into account all other commitments you may have, you are able to, and will, devote sufficient time to your duties as a director.

3.	Role and DUTIES

3.1	The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to:

(a)	provide oversight of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

(b)	in conjunction with management, set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance; and

(c)	in conjunction with management, set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

3.2	As a non-executive director you will have the same general legal responsibilities to the Company as any other director. You will be expected to perform your duties, whether statutory, fiduciary or common law, faithfully, efficiently and diligently to a standard commensurate with both the functions of your role and your knowledge, skills and experience.

3.3	You will exercise your powers in your role as a director having regard to relevant obligations under prevailing law and regulation, including, without limitation, the Companies Act 2014 (the “Act”), the rules and regulations of the SEC, and the rules of the Nasdaq Stock Market (“NASDAQ”).

3.4	You will have particular regard to the general duties of directors in Part 5 of the Act, including the duty of each director of a company to ensure that the Act is complied with by the Company. In addition, you must:

(a)	act in good faith in what you, as a director of the Company, consider to be the interests of the Company;

(b)	act honestly and responsibly in relation to the conduct of the affairs of the Company;

(c)	act in accordance with the Company’s Constitution and exercise your powers as a director only for the purposes allowed by law;

(d)	not use the Company’s property, information or opportunities for your own or anyone else’s benefit unless:

(i)	this is expressly permitted by the Company’s Constitution; or

(ii)	the use has been approved by a resolution of the Company in general meeting;

(e)	not agree to restrict your power as a director to exercise an independent judgement unless:

(i)	this is expressly permitted by the Company’s Constitution; or

(ii)	the director’s agreeing to such has been approved by a resolution of the Company in general meeting;

(f)	avoid any conflict between your duties to the Company and your other (including personal) interests unless you are released from your duty to the Company in relation to the matter concerned, whether in accordance with provisions of the Company’s Constitution or by a resolution in general meeting;

(g)	exercise the care, skill and diligence which would be exercised in the same circumstances by a reasonable person having both:

(i)	the knowledge and experience that may reasonably be expected of a person in the same position as you; and

(ii)	the knowledge and experience which you have; and

(h)	in addition to the duty under Section 224 of the Act (duty to have regard to the interests of the Company’s employees in general), have regard to the interests of the Company’s shareholders.

3.5	In your role as a director you will be required to:

(a)	constructively challenge proposals on strategy;

(b)	scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

(c)	satisfy yourself that the Company has processes in place to ensure the integrity of financial information and that financial controls and systems of risk management are robust and defensible;

(d)	subject to the authority delegated to the compensation committee, determine appropriate levels of remuneration of executive directors, if any, and have a prime role in appointing and, where necessary, removing any executive directors, and in succession planning;

(e)	devote time to developing and refreshing your knowledge and skills;

(f)	uphold high standards of integrity and probity and support me and the other directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;

(g)	take into account the views of shareholders where appropriate;

(h)	exercise relevant powers under, and abide by, the Constitution;

(i)	exercise your powers as a director in accordance with the Company’s policies and procedures and internal control framework or any applicable bribery or corruption legislation; and

(j)	not do anything that would cause you to be disqualified from acting as a director under the Act, Constitution, rules and regulations of the SEC, or NASDAQ rules.

3.6	You will disclose any direct or indirect interest which you may have in any matter being considered at a Board meeting or committee meeting and, save as permitted under the Constitution and the Company’s Code of Ethics, you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest.

3.7	You will immediately report to me your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee (where any) or director of which you become aware.

3.8	Unless specifically authorised to do so by the Board, you will not enter into any legal or other commitment or contract on behalf of the Company.

3.9	You will be entitled to request all relevant information about the Company’s affairs as is reasonably necessary to enable you to discharge your responsibilities as a non-executive director.

4.	FEES AND EXPENSES

4.1	You will be paid an annual fee of $ [ ● ] gross (current at the date of this letter) (“Cash Compensation”). The Cash Compensation will be paid each year of your service as a director, quarterly in advance, after deduction of any taxes and other amounts that are required by law.

4.2	You will also be entitled to participate in any incentive plans that may be adopted by the Company from time to time. Any incentive payments made to you as an independent non-executive director shall be recommended by the compensation committee and approved by the Board.

4.3	Fees will be subject to periodic review by the compensation committee of the Board.

4.4	You will comply with the Company’s requirements regarding the minimum shareholding level, if any (agreed from time to time by the Board).

4.5	The Company will reimburse you for all reasonable and properly-documented expenses you incur in performing the duties of your office. The procedure and other guidance in respect of expense claims is set out in the Company’s guide relating to expense claims from time to time or, if no such guide is in place, as agreed with the Chairman of the Board.

4.6	Unless otherwise agreed between you and the compensation committee of the Board, on termination of your services as a director you will only be entitled to such fees as may have accrued to the date of termination, together with reimbursement in the normal way of any expenses properly incurred prior to that date.

5.	INDEPENDENCE AND OUTSIDE INTERESTS

5.1	[The Board of the Company has determined you to be independent, taking account of the guidance contained in NASDAQ Rule 5605 and IM-5605, and taking into account exemptions thereto at NASDAQ Rule 5615].

5.2	It is accepted and acknowledged that you have business interests other than those of the Company. The Company expressly acknowledges that you (i) are or may become a full-time employee of another entity and that your responsibilities to such entity must have priority over your responsibilities to the Company and (ii) sit or may sit on the board of directors of other entities, subject to any limitations set forth in the Sarbanes-Oxley Act of 2002 and the rules of NASDAQ.

5.3	Notwithstanding the foregoing, you acknowledge the importance of avoiding conflicts of interest and the appearance of conflicts of interest. Accordingly, you have disclosed all present or currently existing conflicts and agree to disclose to the Company any future commitments, whether such commitments create potential or actual conflicts of interest or the appearance of any conflicts. In the event that you become aware of any further potential or actual conflicts of interest, these should be disclosed to me as soon as they become apparent and the agreement of the Board may have to be sought. You should immediately recuse yourself from decision making on any matter on which there is a conflict.

5.4	You represent to the Company that your execution and performance of your duties as a director of the Company do not and will not violate any agreement or obligation, whether written or not, that you may have with or to any person, including without limitation any prior or current employer.

6.	CONFIDENTIALITY

6.1	You acknowledge that all information acquired during your appointment is confidential to the Company and should not be released, communicated, or disclosed either during your appointment or following termination (by whatever means), to third parties without my prior clearance.

6.2	This restriction will cease to apply to any confidential information which may (other than by reason of your breach) become available to the public generally.

6.3	You acknowledge the need to hold and retain Company information (in whatever format you may receive it) under appropriately secure conditions.

6.4	You will notify the Company promptly if you are subpoenaed or otherwise served with legal process in any manner involving the Company.

6.5	In the event of any claim or litigation against the Company, or any officer, employee, or director of the Company, based upon any alleged conduct, acts or omissions, you will cooperate with the Company and provide to the Company such information and documents in your possession or control as are necessary and reasonably requested by the Company or its counsel.

6.6	Nothing in this paragraph will prevent you from disclosing information which you are entitled to disclose under any statutory provision, provided that the disclosure is made in accordance with the provisions of such statutory provision.

7.	PRICE SENSITIVE INFORMATION AND DEALING IN THE COMPANY’S SHARES

7.1	You understand that by virtue of any ordinary shares of the Company which you may own, directly or indirectly, you have an interest in the shares in the Company which will be disclosable on your appointment under the requirements in Chapter 5 of Part 5 of the Act. As the definition of a disclosable interest is very broad under Chapter 5 of Part 5 of the Act, it is important that you inform the Company Secretary immediately if you, or a person connected with you, acquires any interest whatsoever in any shares in the Company.

7.2	In addition, all five percent (5%) shareholders of the Company are required to file beneficial ownership reports under the Section 13 of the Securities Exchange Act of 1934, as amended. Those persons and entities who are already five percent shareholders must file a Schedule 13G within 45 days after the calendar year in which the Company’s Registration Statement on Form F-4 became effective. Follow-up filings on Schedule 13G are due within 45 days of each succeeding year if the shareholder has acquired or disposed of any stock during the previous year.

7.3	Your attention is drawn to the requirements under both law and regulation regarding the disclosure of price sensitive information, and in particular to the prohibition against trading in the Company’s securities while in possession of material non-public information (“insider trading”). The Company’s Insider Trading Policy is attached as Exhibit C. If you have any questions, please contact me.

8.	INDUCTION

The Company has provided you with a comprehensive, formal and tailored induction on your original appointment. Should you have any queries on your duties and obligations please raise the same with the Company Secretary who can arrange for further information and training to be provided as required.

9.	REVIEW PROCESS

The performance of individual directors and the whole Board and its committees is evaluated annually. Further details will be provided as part of the induction process.

10.	INSURANCE AND INDEMNITY

10.1	The Company has directors’ and officers’ liability insurance (D&O) in place and it is intended to maintain such cover for the full term of your appointment. You have been informed of the current indemnity limit, on which the Board is updated from time to time. Other details of the cover are available from the Company Secretary.

10.2	The Company shall cooperate in all respects to ensure that you have access all available insurance coverage and shall do nothing to damage your status as an insured, and shall provide all necessary information for you to make or tender any claim under applicable coverage.

10.3	You are a party to an Indemnification Agreement with the Company, pursuant to which the Company has granted you a deed of indemnity against certain liabilities that may be incurred as a result of your office to the extent permitted by Section 235 of the Act.

11.	INDEPENDENT PROFESSIONAL ADVICE

Circumstances may occur when, in the execution of your duties as a director, it will be appropriate for you to seek advice from independent advisers at the Company’s expense. The Company will reimburse the reasonable cost of expenditure incurred by you in such circumstances in accordance with any policy in effect from time to time.

12.	CHANGES TO PERSONAL DETAILS

You will advise the Company Secretary promptly of any change in address or other personal contact details.

13.	RETURN OF PROPERTY

Upon termination of your service as a director of the Company (for whatever cause), you will deliver to the Company or destroy, at the Company’s discretion, all documents, records, papers or other Company property which may be in your possession or under your control, and which relate in any way to the Company’s business affairs, and you will not retain any copies thereof.

14.	DATA PROTECTION

14.1	The Company may obtain, hold and process data about you in accordance with applicable data protection legislation (that is: (a) the General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and any national implementing law, regulations and secondary legislation, as amended or updated from time to time in Ireland; and (b) any successor legislation to the GDPR or the Data Protection Acts 1998 and 2018) for the purposes set out in the Company’s data privacy notice, a copy of which is available on our intranet (the “Data Privacy Notice”).

14.2	The Company may, in accordance with the Data Privacy Notice, make such information available to other officers of the Company or to other third parties, whether or not outside the European Economic Area, for administration purposes and other purposes in connection with your appointment, where it is necessary or desirable for the Company to do so in the Company’s legitimate interests.

14.3	You will comply with your data protection obligations as set out in the Data Privacy Notice.

14.4	The Company may change the Data Privacy Notice at any time and will notify you in writing of any changes.

15.	MUTUAL NON-DISPARAGEMENT

You and the Company each agree not to make, cause to be made, publish, communicate, ratify, or endorse any disparaging remarks, derogatory statements or comments to any person with respect to the other party or its current, former, or prospective business, employees, or officers, anywhere in the world, at any time, whether during or after your appointment as a director.

16.	Entire agreement

16.1	This letter and any document referred to in it constitutes the entire terms and conditions of your appointment and supersedes all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between you and the Company relating to its subject matter.

16.2	You agree that you will have no remedies in respect of any representation or warranty (whether made innocently or negligently) that is not set out in this letter and you will not have any claim for innocent or negligent misrepresentation based on any statement in this letter.

17.	Variation

No variation or modification of this letter will be effective unless it is in writing and signed by you and the Company (or respective authorised representatives). The failure to enforce at any time the provisions of this letter or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this letter or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this letter to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

18.	Governing law and DISPUTE RESOLUTION

18.1	Your appointment with the Company and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) will be governed by and construed in accordance with the laws of Ireland.

18.2	Any dispute or claim arising out of or relating to your appointment shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. All disputes shall be heard by a single arbitrator. The place of arbitration shall be Dublin, Ireland. The arbitration hearing may take place by way of videoconference. The language of the arbitration shall be English. Except as may be required by law, neither a party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. The arbitration award shall be final and binding on the parties, and the parties undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction of the award or having jurisdiction over the relevant party or its assets.

If you are agreeable to accepting your appointment on the foregoing terms and conditions, I would ask you to sign and return one copy of this letter to me. Upon receiving it from you I will send you the necessary forms for completion which are required to be sent to the Companies Registration Office or maintained with the Company’s records.

Yours sincerely

[Chairperson]

I confirm and agree to the terms of my appointment as a non-executive director of the Company as set out in this letter.

[Insert name of Director]
Date: